Exhibit 10.71

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and entered into by and between Goodman Networks Incorporated (the "Company"), a Delaware corporation with its principal place of business in Plano, Texas, and Cari Shyiak (the "Executive"), and effective as of February 18, 2013 (the "Effective Date").

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, information technology and others;

WHEREAS, the Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company shall provide Executive with highly confidential information pertaining to the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Operating Officer and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment. This agreement remains valid in the event that the Company is purchased.

2.               Term. Subject to earlier termination as hereafter provided, the Executive's employment hereunder shall be for a term of three (3) years, commencing on the Effective Date hereof, and shall automatically renew thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least ninety (90) days but no earlier than one hundred twenty (120) days prior to the third anniversary of the Effective Date, and each anniversary thereafter that this Agreement is not to be renewed. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the "Term." If the Executive's employment terminates upon the expiration of the Term or thereafter, then the Company shall pay to the Executive the Final Compensation and the Final Bonus (as defined in Section 5 below) and the Company shall have no further obligation to the Executive hereunder.

3.               Capacity and Performance

(a)      During the Term, the Executive shall serve the Company as its Chief Operating Officer or, subject to Executive's rights under Section 5(e), in such other position as the Chief Executive Officer may designate from time to time. The Chief Operating Officer shall report to the Chief Executive Officer.

(b)      During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities, consistent with the position of Chief Operating Officer on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Chief Executive Officer.

(c)      During his employment with the Company, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during his employment with the Company, except as may be expressly approved by the CEO in writing. The foregoing shall not limit the Executive's right to engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder in other companies, to the extent a reasonably prudent minority stockholder of a corporation would be expected to engage in such activities.

4.               Compensation and Benefits. As compensation for all services performed by the Executive under and during the Term and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)      Base Salary.  During the Term, the Company shall pay the Executive a base salary at the rate of Four-Hundred Thousand Dollars ($400,000) per annum, payable in accordance with the payroll practices of the Company for its executives, but not less frequently than monthly, and subject to increases from time to time as may be approved by the CEO . Such base salary, including any increases approved by the CEO is hereafter referred to as the "Base Salary."

(b)      Bonus. With respect to each calendar year during the Term, the Executive shall be entitled to receive a Bonus (the "Bonus") pursuant to the terms of the then-current Goodman Networks Executive Management Bonus Plan (Appendix "A") payable at the COO-level beginning with the 2013 plan year and such other incentive compensation as the Executive may be eligible to receive under benefit plans maintained by the Company from time to time. The Bonus shall be payable in accordance with the timing of the Company's payment of bonuses to its other senior executives for the corresponding period, and in accordance with the Company's other policies and procedures relating to bonus compensation, on March 1 of the year following the year in which such Bonus was earned or as soon as practicable thereafter; provided, however, that such Bonus will in no event be paid later than December 31 of the year after the year in which the Bonus was earned. The Executive shall not be required to be employed by the Company on the date the bonuses are paid in order to receive any Bonus payment the Executive has accrued as provided in this Agreement.

(c)      Retention Bonus The Company shall pay Executive an annual retention bonus, payable on December 31st of each calendar year during the Term, equal to a net of 50% of the annualized Base Salary so that the Executive shall receive an amount equal to 50% of the annualized Base Salary as if there were no federal and, state, and local income, and employment tax liability for such bonus (collectively, the "Retention Bonus"). The Goodman Networks Board of Directors reserves the right to alter or eliminate this Retention Bonus at any time.

(d)      Stock Options. You will receive an additional Stock Option grant of 20,000 shares, dated February 12, 2013 at a strike price of $82.70 per share, to be vested in 1/3 increments over a 3 year period. A stock option agreement for this new award will be sent to you under separate cover.   This stock option grant is in addition to your original 20,000 stock option grant, which will be administered in accordance with your original stock option grant.

(e)      Vacation. During the Term, the Executive shall be eligible for vacation time in accordance with the policies of the Company as in effect from time to time (currently four (4) weeks of vacation time accrued per year), and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year but is thereafter lost. Vacation that is carried forward may not be used consecutively with the following year's vacation. The Executive shall not be entitled to any accrued but unused vacation pay if the Company terminates Executive for Cause. However, if the Executive's employment is terminated for any other reason, Executive shall be entitled to receive his accrued, but unused vacation pay.

(f)      Other Benefits. Employee shall be entitled to participate in or receive benefits under the Company's Executive Benefit Plan, and the Company will pay the premiums for Medical (Family), Dental (Family), Vision (Family), STD and LTD, Life and AD&D (Employee, Spouse, & Child), Medical Reimbursement for out-of-pocket expenses of Twelve Thousand Dollars ($12,000.00) per annum, Auto Allowance of One Thousand Dollars per month ($1,000.00) or an Executive Fleet Vehicle with a payment schedule equal to $1,000.00 per month after taxes, any exceptions to be approved by CEO. Health Club Dues of $200.00 per month and Financial Planning reimbursement of up to Twenty Five Hundred Dollars ($2,500.00) per year, First Class airline travel, and any plan or arrangement made available from time to time by the Company to its employees generally (including any health, dental, vision, disability, life insurance, 40IK or other retirement programs). Any such plan or arrangement, including the Executive Benefit Plan, shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Employee, provided that no such termination or amendment shall disadvantage Employee or his dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to "top-heavy" or "top hat" plans).

(g)      Relocation.   The company shall provide the Executive with relocation assistance to the Dallas/Ft. Worth area in the amount of $350,000 cash, to be grossed-up for taxes. Receipt of this payment is contingent upon the Executive establishing and retaining residence in the Dallas/Ft. Worth area and signing a relocation repayment agreement that will require the Executive to remain with the Company for a minimum of 24 months.

(h)      Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Chief Executive Officer and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5.               Termination of Employment and Severance Benefits During the Term. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a)      Death. In the event of Executive's death during the term hereof, the Executive's employment shall immediately and automatically terminate,   hi such event, the Company shall pay to Employee's designated beneficiaries or, if no beneficiaries have been designated by Employee, to his estate, (i) the Base Salary earned but not paid through the date of termination and (ii) any business expenses incurred by Employee but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation"). In addition, the Company shall pay to Employee's beneficiaries or estate (i) the Bonus earned by, and any other incentive compensation awarded to, Employee but unpaid as of the date of termination, and (ii) if the date of termination is on or after April 1 of any calendar year, a prorated portion of the Bonus that would have been earned by Employee for that year, determined by the then-current Goodman Networks Executive Management Bonus Plan (collectively, the "Final Bonus"), payable at the time bonuses are payable to executives of the Company generally. The Company shall have no further obligation to Employee hereunder.

(b)      Disability.

(i)      The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position, notwithstanding the provision of any reasonable accommodation, for one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in the aggregate during any period of three hundred sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and any Final Bonus.

(ii)      The Chief Executive Officer may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive his compensation and benefits in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of his employment, whichever shall first occur.

(iii)      While receiving disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(h) and the terms of such plans, until the termination of his employment.

(iv)      If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected mutually by the Company and Executive to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

(c)      By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)      Material breach by the Executive of the Executive's obligations under this Agreement, which material breach, if susceptible of cure, remains uncured after thirty (30) days' written notice from the Company specifying in reasonable detail the nature of such breach;

(ii)      Commission by Executive of an act of dishonesty or fraud upon, or willful misconduct toward, the Company or misappropriation of Company property or corporate opportunities; as reasonably determined by the Board

(iii)      A conviction, guilty plea or plea of nolo contendere of any misdemeanor that involves (a) moral turpitude or (b) other conduct that involves fraud, embezzlement, larceny, theft or dishonesty;

(iv)      A conviction, guilty plea or plea of nolo contendere of any felony, unless the Board reasonably determines that the Executive's conviction of such felony does not materially affect the Company's or the Executive's business reputation or significantly impair the Executive's ability to carry out his duties under this Agreement (provided that the Board shall have no obligation to make such determination); or

(v)      the Executive's violation of the Company's policies regarding insobriety during working hours or the use of illegal drugs.

Upon the giving of written notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d)      By the Company Other Than for Cause. The Company may terminate Employee's employment hereunder other than for Cause at any time. Provided that the conditions set forth in this Section 5(d) are met, if the Company terminates Employee's employment other than for Cause, the Company shall pay Employee an aggregate amount, less all lawful withholdings and deductions, equal to the remaining amounts due for the term but not less than eighteen (18) months of

Employee's base salary, along with any accrued rights under the Agreement including bonus, at the time of Employee's termination ("Severance") provided that such offset would not an impermissible change in the time or form of any payments subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The payment of Severance is subject to the following conditions: (i) Employee shall not be entitled to any Severance under this Section 5(d) if termination of Employee is due to the death or disability of Employee; (ii) any obligation of the Company to provide Employee any Severance is conditioned on Employee signing and delivering to the Company an effective release of claims within twenty-one (21) calendar days, or such other period as the Company may provide, after the Company has given Employee the written form of the Release requested; and (iii) if Employee violates any of the covenants in Section 7 of this Agreement, the Company shall have no obligation to pay Employee any Severance and Employee shall immediately remit to the Company the full amount of any Severance paid by the Company to Employee.    "The Severance Payment will be payable in equal installments over eighteen (18) months on the Company's ordinary payroll days, beginning on the first payroll date following the sixtieth (60th) day after the Executive's termination, provided that the Executive has timely executed and returned the Release to the Company by such date.

(e)      By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. In the event of termination in accordance with this Section 5(e) during the Term, in addition to the Final Compensation, the Executive shall be entitled to receive the Final Bonus and Severance Payment he would have been entitled to receive had the Executive been terminated by the Company other than for Cause during the Term in accordance with Paragraph 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims (Exhibit B); and further provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance Payment under this Section 5(e).The following shall constitute Good Reason for termination by the Executive:

(i)      Failure of the Company to continue the Executive in the position of Chief Operating Officer, or the removal from the Executive and/or the assignment to any other person the duties, of the duties, responsibilities or functions customarily performed by the Chief Operating Officer of the Company, and such failure, removal, or assignment continues for thirty (30) days after written notice thereof by the Executive specifying in reasonable detail the nature of such failure. Notwithstanding anything herein to the contrary "Good Reason" as used herein does not include the Chief Executive Officer's or Board's removal of the executive's responsibilities related to these functions. However, if the Executive consents to a change in position, this paragraph 5(e)(i) shall not apply;

(ii)      Failure of the Company to provide the Executive the Base Salary, Bonus or any other benefits in accordance with the terms of Section 4 hereof and such failure remains uncured for ten (10) days following written notice thereof by the Executive specifying in reasonable detail the nature of such failure;

(iii)      The Executive shall perform his duties hereunder from the office that the Company maintains on the date of this Agreement in Piano, Texas; The employment will require work to be performed weekly in the Piano, TX offices,

(f)      A Change of Control of the Company. For purposes of this Agreement, a "Change of Control," shall mean the earliest of approval by the Board, the establishment of a record date for purposes of determining the stockholders entitled to vote upon a proposal relating to, or the consummation of: (i) the sale of all or substantially all the assets of the Company; (ii) an acquisition of the Company by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger or consolidation) where the voting securities of the Company outstanding immediately preceding such transaction or the voting securities into or for which such outstanding voting securities are, or are proposed to be, converted or exchanged represent, or are proposed to represent, less than 50% of the voting securities of the corporation or surviving entity, as the case may be, following such transaction; (iii) a transaction or series of related transactions resulting in, or that are proposed to result in, the issuance or transfer of shares of capital stock of the Company representing more than 50% of the voting securities of the Company; or (iv) a transaction or series of related transactions whereby the Company issues common stock or shares to the public. In order for the Executive to terminate his employment for Good Reason pursuant to this Agreement, the Executive must give the Company written notice of the existence of any condition set forth in this paragraph (f) and his intent to resign for Good Reason. and the Executive shall be entitled to benefits under Section 5(d) of this Agreement upon such termination.

(g)      By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days' written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(h)      Timing of Payments. In the event that at the time the Executive's employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the later of the time otherwise provided in Section 5 or the earliest time that will prevent such amounts from being considered deferred compensation.

6.               Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 2, Section 5 or otherwise.

(a)      The Executive shall promptly give the Company notice of all facts not previously disclosed to or in the possession of the Company necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d), 5(e) or 5(f) hereof.

(b)      Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)      Provisions  of this  Agreement shall  survive  any termination of the Executive's employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) or 5(f) hereof is expressly conditioned upon the Executive's continued full performance of his obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided herein, the Company shall have no duty to provide the Executive with any compensation or other payments  following the termination of the Executive's employment with the Company.

7.               Confidential Information, Ownership of Information, Inventions and Original Work, and Restrictive Covenants.

(a)      Confidential Information. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Company will provide the Executive with Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment by the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply for a period of two (2) years after his employment terminates, regardless of the reason for such termination.

(b)      Safeguard and Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents  and shall  surrender to the Company at the time his employment terminates all Documents then in the Executive's possession or control with the exception of this Agreement or other documents related to Executive's compensation or benefits.

(c)      Ownership of Information. Inventions and Original Work, The Executive agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by the Executive , either alone or with others (collectively referred to as "Work Product") is the exclusive property of the Company if:

(i)      It was conceived or developed in any part on Company time;

(ii)      Any equipment, facilities, materials or Confidential Information of the Company was used in its conception or development; or

(iii)      It either (a) relates, at the time of conception or reduction to practice, to the Company's business or to an actual or demonstrably anticipated research or development project of the Company, or (b) results from any work performed by the Executive for the Company.

The Executive agrees to assist the Company in obtaining any patent or copyrights on such Work Product, and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright. The Executive shall maintain adequate written records of such Work Product, in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times. Executive's obligations to assist the Company in obtaining and enforcing patents and copyrights with respect to any Work Product within the scope of this provision shall continue beyond the termination of Executive's employment with the Company.

(d)      Restrictive Covenants. Executive acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company's legitimate business interests (which include but are not limited to continuation of contracts and relationships with its customers, its reputation, and its competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of one (1) year following the termination of employment:

(i)      Engage in or perform services for a Competing Business. For purposes of this Agreement, "Competing Business" is one which provides the same or substantially similar products and services as those provided by the Company during the Executive's employment, including, but not limited to telecom consulting, telecom field services, wireline EFI&T services, RF engineering, integration engineering, deployment engineering, engineering services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Executive performed services for the Company;

(ii)      Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by the Executive of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by the Executive does not exceed five percent (5%) of the total outstanding stock of such corporation;

(iii)      Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during the Executive's employment with the Company and which Executive either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(iv)      Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

8.               Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further  assurance  or confirmation)  requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates in the course of his employment by the Company shall be considered "work made for hire."

9.               Conflicting Agreements.   The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

10.               Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Paragraph 7. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11.               Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)      "Affiliates" means all person  and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest, provided, however, Affiliates shall not include the holders of the Company's preferred stock, their Affiliates or their portfolio companies (other than the Company), to the extent applicable.

(b)      "Confidential Information" means any and all confidential information and trade  secrets of the Company and its Affiliates, including, without limitation, all Intellectual Property of the Company and any information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information will not be disclosed. Notwithstanding the foregoing, Confidential Information does not include (i) information that is or becomes known or generally available to the public other than as a result of disclosure by the Executive in breach of this Agreement, or (ii) information that is or becomes available to the Executive on a nonconfidential basis after the termination of his employment relationship with the Company.

(c)      "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during the Executive's employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d)      "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e)      "Products" mean all products researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, including, without limitation, all hardware, software or other technology developed by the Company or any of its Affiliates and any research data or other documentation related to the development of such hardware, software or other technology.

12.               Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or authorized to be withheld or deducted by the Executive.

13.               Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.               Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.               Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, by a reputable national courier service, or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

17.               Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms  and conditions  of the Executive's  employment,  excluding only any agreements governing the rights and obligations of the Company and the Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms.

18.               Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

19.               Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

20.               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21.               Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

22.               Confidentiality. The Executive agrees to keep the terms of this Agreement strictly confidential. The Executive agrees not to disclose the terms of this Agreement to anyone other than his spouse, attorney and tax advisor and the Executive agrees to instruct the individuals to whom disclosure is permitted to maintain the confidentiality of this Agreement

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

APPENDIX A

Payout Scale

COO

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	35%	50%	70%